EXHIBIT 10.1

SUBCONTRACT #RF-07-SHGR-013
Solar-Powered Thermo-Chemical Production of Hydrogen {SHGR
and Photoelectrochemistry (PEC)

Between

THE UNLV RESEARCH FOUNDATION
8311 W. Sunset Road, Suite 200
Las Vegas, NV 89113

And

Altairnano Technologies, Inc.
204 Edison Way
Reno, NV 89502

This AGREEMENT, which will be known as SUBCONTRACT #RF-07-SHGR-013, is by and between the UNLV Research Foundation, hereinafter referred to as UNLVRF, and Altairnano Technologies, Inc., hereinafter referred to as SUBCONTRACTOR.

WITNESSETH THAT

WHEREAS, UNLVRF has been awarded Grant Number DE-FG36-03GO13062 from the U.S. Department of Energy (DOE) for a project entitled "High Efficiency Generation of Hydrogen Fuels Using Solar Thermo-Chemical Splitting of Water (SHGR)"; and

WHEREAS, SUBCONTRACTOR was proposed and has been approved for subcontracted effort under the above referenced Grant;

NOW, THEREFORE, in consideration of the mutual covenants herein provided, the parties do agree as follows:

ARTICLE 1. SCOPE OF WORK

SUBCONTRACTOR agrees to perform the work described in APPENDIX A, SCOPE OF WORK, incorporated herewith into this agreement. SUBCONTRACTOR shall neither assign, transfer, nor delegate any rights, obligations or duties under this Subcontract without prior written consent of UNLVRF. UNLVRF may withhold consent for any reason.

UNLV Research Foundation
Universiry of Nevada, Las Vegas • 4505 Maryland Parkway • Box 452036 • Las Vegas, Nevada 89154-2036
(702) 895.2833 • Fax: (702) 895-3877

ARTICLE 2. KEY PERSONNEL

UNLVRF:
Point of Contact     Loni Benard, Contract Officer UNLV Research Foundation 8311 W. Sunset Road, Suite 200 Las Vegas, Nevada 89113 (702) 871-6786
Joni.benard@unlv.edu
SUBCONTRACTOR:
                Technical               Mr. Bruce Sabacky, Chief Technical Officer
                        Altairnano Technologies, Inc.
204 Edison Way
Reno, NV 89502
775-858-3766
bsabacky@altarinc.com

      Contractual     Mr. Ed Dickinson, Chief Financial Officer
Altairnano Technologies, Inc.
204 Edison Way
Reno, NV 89502
775-858-3750
edickinson@altairnano.com

ARTICLE 3. PERIOD OF PERFORMANCE

This Subcontract shall be effective for the period January 12, 2007, through December 31, 2007, unless extended by mutual agreement of the parties through an amendment to this Subcontract. Any requests for a no-cost extension should be addressed to and received by the UNLVRF Contractual Contact, as shown in Article 2, not less than ninety (90) days prior to the desired effective date of the requested change.

ARTICLE 4. CONSIDERATION AND PAYMENT

The total amount to perform the work identified in APPENDIX A, SCOPE OF WORK is $455,450. The provisions of Grant DE-FG36-03GO13062 require cost-sharing by the grantee. Therefore, UNLVRF will reimburse SUBCONTRACTOR for costs incurred in an amount not to exceed $356,500. SUBCONTRACTOR will cost-share the balance of estimated total project costs in an amount equaling at least $98,950 (refer to ARTICLE 6, COST-SHARING CONTRIBUTIONS).

There is a possibility that Congress will request a percentage of awarded contracts/ grants/cooperative agreements be deobligated, if required, to fund other projects. If the Government notifies UNLVRF that they are decreasing and deobligating the prime award DE-FG36-036013062, this Subcontract will be modified to reduce the award and obligation by the same percentage. The scope of work will then be revised, as required.

APPENDIX B, BUDGET DETAIL, provides a detailed budget by Object Class Categories.

Payment Method. UNLVRF shall reimburse SUBCONTRACTOR for incurred allowable expenses not more often than monthly. SUBCONTRACTOR's standard invoice, itemizing each task identified in APPENDIX A, SCOPE OF WORK, must be submitted when requesting payment.

SUBCONTRACTOR'S invoice must include Subcontract number,. current and cumulative costs, and a Certification as. to its truth and accuracy. Payment requests that do not follow the above guidelines shall be returned to the SUBCONTRACTOR, Payments will be made within thirty (30) days of receipt of payment requests. Payment requests and/or any questions concerning payments -should be directed to:

Elizabeth Dickson, Chief Financial Officer
UNLV Research Foundation
8311 W, Sunset Road, Suite 200
Las Vegas, Nevada 89113
(702) 253-9377
elizabeth.dickson@univ.edu

ARTICLE 6. COST-SHARING CONTRIBUTIONS

SUBCONTRACTOR shall share in allowable and allocable costs resulting from the work performed under this Subcontract. All cost sharing, including cash and third party in-kind contributions, must be verifiable with the SUBCONTRACTOR'S records. Special terms and conditions applicable to cost sharing can be found at 10 CFR 600.224. Any cost sharing s)hall defray only the allowable costs of the project in accordance with the statutes, regulations, applicable cost principles, and other terms and condition cited herein. UNLVRF shall not share any costs above and beyond the amounts obligated in this Subcontract.

ARTICLE 7. FORCE MAJEURE

Neither party shall be responsible to the other for failure to perform any of the obligations imposed by this Subcontract, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake,. subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment. or failure of supply of materials, discontinuity in the -Supply of power, government interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or any cause beyond its reasonable control.

ARTICLE 8. ENTIRE AGREEMENT

This Subcontract, together with all attachments, exhibits and other appendixes hereto, constitutes the entire agreement between the parties and supersedes all previous agreements with respect to the subject matter hereof.

IN WITNESSETH THEREOF

The parties have executed this SUBCONTRACT #RF-07-SHGR-013:

Altaimano Technologies, Inc.

By:	/s/ Edward Dickenson	Date:	March 4, 2007
Name: Edward Dickenson
Title: Chief Financial Officer

THE UNLV RESEARCH FOUNDATION
By:	/s/ Wilbur "Bud" Pittinger	Date:	March 6, 2007
Wilbur "Bud" Pittinger, Executive Director

APPENDIX A
UNLVRF Subcontract #RF-07-SHGR-013
Altairnano Technologies, Inc.
Scope of Work

A.  PROJECT OBJECTIVES

The primary project objective is to develop thin film metal oxide photoanode material useful for photoelectrochemical (PEC) production of hydrogen Once the metal oxide composition is identified and a thin film anode developed, it can be used to produce hydrogen directly from water in stand-alone tandem cells or multi-junction hybrid photoelectrochemical 1 photovoltaic cells using sunlight as the energy source.

The primary objective is sub-divided into 3 parts:

•	Identify a suitable metal oxide composition for the photoanode. No metal oxide material suitable to the task is yet identified. (Tasks 1.2 and 1.3)

•	Optimize the photochemical efficiency of the metal oxide by varying chemical composition, crystallite morphology, and thin film thickness. (Tasks 1.3 and 1.4)

•	And finally, develop synthesis methods and deposition techniques that are efficient, practical, and economically feasible for cost competitive large scale hydrogen production. (Tasks 2 and 3)

B.  PROJECT SCOPE

It has been deemed of interest to develop high-efficiency, low-cost, photoelectrochemical (PEC) systems to produce hydrogen from water using sunlight as the energy source. The main thrust of this work has been to develop integrated tandem photoelectrodes or stand-alone multi-junction hybrid photoelectrochemical 1 photovoltaic cells comprised of low-cost semiconducting, catalytic thin films of various metal oxides. Numerous approaches involving a variety of materials and methods have been explored, but none to date have successfully met both the efficiency and stability criteria. The high voltage required to dissociate water (1.23 V), and the corrosiveness of aqueous electrolytes have been the major technical hurdles.

Candidate materials need to be active electrocatalysts that utilize the shorter wavelengths of the solar spectrum and are stable in corrosive aqueous electrolytes. They must be efficient, practical, and economically feasible in that they are produced from inexpensive precoursor materials, and can be deposited easily on low cost substrates. Their stability must be demonstrated in aqueous electrolytes for the duration of the anticipated lifetime of the product. Front photoanode coatings must also be deposited thin enough to allow the longer wavelengths to pass through to a back cell thereby generating electric current to drive the hydrogen and oxygen evolution reactions at the respective electrodes.

C. TASKS TO BE PERFORMED

Task 1.3 Implementation of Low Temperature Plasma-Enhanced Chemical Vapor Deposition (PECVD) Process

Based on trial depositions of iron oxide thin films by PECVD and the ease with which the desired depositions were achieved demonstrated the process will allow for more consistent and efficient thin film depositions. Altair will implement this process for the fabrication of selected metal oxide and chalcopyrite thin film electrodes in collaboration with UNLV. UCSB, NREL and UH.

Once the PECVD process is optimized, Altairnano will produce doped Fe203 films at low temperature for round-robin electrode testing. Altairnano will determine the optimal iron, indium, gallium, silicon, and titanium 'dopant' precursors suitable for producing films by the low temperature PECVD process. Selected films will undergo characterization and testing established by the standardized round-robin testing methods

Subtask 1.3.2 Fabrication of Doped Iron Oxide (Fe203) Electrodes by Ultrasonic Spray Pyrolysis (USP)

Altairnano will continue to use the existing ultrasonic sonic spray pyrolysis equipment to deposit Fe203 films on conducting substrates. The process will be used to evaluate the effects of gallium, silicon, titanium, indium and various other 'dopants' on photoelectrochemical performance of thin film electrodes. Films produced by USP will also be used to optimize the characterization and testing procedures for round-robin testing of metal oxide electrodes. Altairnano will collaborate as appropriate with UCSB in synthesis techniques for iron-based thin film compounds.

Task 1.4 Characterization and Photoelectrochemical (PEC) Testing of Metal Oxide Thin Film Electrodes

Altairnano will establish standardized characterization and photoelectrochemical measurement techniques to help initiate round-robin standardized testing of PEC materials and devices produced by HNEI, NREL, UC Santa Barbara, and Altairnano.

Subtask 1.4.1 Thin Film Microstructure Characterization

Characterizations performed at Altairnano will include X-ray diffraction (XRD) for determining phase purity, variable angle spectroscopic ellipsometry (VASE) for measuring optical properties, and scanning electron microscopy (SEM) for examining the surface morphology. Characterizations will be performed on sample materials provided by both Altairnano (Fe203) and other metal oxides synthesized by SHGR-PEC participants.

Subtasks 1.4.3 and 1.4.4 Thin Film Opto-electronic and Photoelectrochemical Testing

The photochemical properties of electrodes will be determined using Altairnano's Solar Simulator PEC I-V curve measurement system and Spectral Response/Quantum Efficiency measurement system. Altairnano will fabricate and validate a new sample mount for the I-V and Quantum efficiency measurements. New counter/reference electrode combinations electrode will be validated for different electrolyte media. Once the improvements to the measurement systems are completed Altairnano will establish photoelectrochemical test protocols for round-robin testing of films provided by SHGR-PEC participants.

Altairnano will continue to make design improvements to the sample mount and test cell for the I-V and Quantum efficiency measurements. Altairnano will validate counter/reference electrode combinations electrode for different electrolyte media. Once the improvements to the measurement systems are completed Altairnano will establish standards for simulated sunlight and develop new electrochemical interface characterization protocols for round-robin testing.

Task 5 Project Management and Reporting

Dr. Vesco Manev, Principle Scientist, at Altairnano will act as Principle Investigator for the project, directing the electrochemical testing of electrodes. Altairnano Research Scientist, Dr. Bruce Sabacky, Chief Technology Officer for Altairnano, will maintain oversight of the project. Altairnano principle team member's curriculum vitae are attached at the end of this document.

Altairnano will submit quarterly progress reports, a final financial, and a final Scientific/Technical reports for all tasks, in accordance with the Federal Assistance Reporting Checklist, following the instructions included therein.

Dr. Veselin Manev - Principle Investigator
Dr. Manev joined Altair Nanotechnologies, Inc. about 8 months ago as Principal Scientist in Altairnano's R&D facility based in Reno, NV. He has over 27 years experience in the field of lithium cells, lithium ion batteries and electrochemical sensors. He has a B.S. and a M.S. in Physics from Sofia University and a PhD in electrochemistry from the Bulgarian Academy of Sciences. He is a former professor from the Bulgarian Academy of Science and was head of it's Lithium Battery Department for nearly 10 years. Vesco was also manager of two projects for research and development of electrochemical cells for measurement of moisture and oxygen in gas media. These investigations have resulted in a development of electrochemical sensors and respectively in the production of commercial electrochemical gas analyzers for measurement of moisture and trace oxygen in inert, dry and reducing atmospheres. In 1995 he joined the Lithium Division of FMC Corporation spending 4 years leading FMC's projects in development of LiMn2O4 spinel compounds used as positive electrodes in lithium ion batteries. He served 6 years with Delphi Corporation as a Research Engineer and Staff Research Engineer in Delphi's lithium polymer battery development program. He has published over 90 papers and was author of more than 40 Patents, seven of them in the field of electrochemical sensors. He has presented numerous invited lectures at international meetings and conferences. His work in the field of applied electrochemistry has been recognized internationally. He was a member of the Scientific Committee of the 9 International Meeting on Lithium Batteries (9 IMLB), Edinburgh, Scotland, July 12-17, 1998, Member of Scientific Committee and Session Chairman of 8 International Meeting on Lithium Batteries (8 IMLB) held in Nagoya, Japan June 16-21 1996, Member of Scientific Committee of the 7 International Meeting on Lithium Batteries (7 IMLB) Boston, Massachusetts, May 15-20, 1994, Member of Organizing Committee and Session Chairman of Tianjin International Power Sources Symposium held in Tianjin, China, September 22-26, 1992 and Member of the editorial board of the scientific journal "Progress in Batteries & Battery Materials" published by ITE-JEC Press Inc, printed in Japan.

Dr. Bruce Sabacky. - Vice President, Chief Technology Officer
Previously, Dr. Sabacky was Manager, Process Development for BHP Minerals' Center for Minerals Technology in Reno, Nevada. Dr. Sabacky began work at BHP Minerals as a principal process engineer. Dr. Sabacky received his B.S. and M,S. degrees in metallurgical engineering from South Dakota School of Mines and Technology in Rapid City and his Ph. D. in materials science and mineral engineering from the University of California, Berkeley. Dr. Sabacky has worked as a metallurgical engineer at AMAX Extractive Research Laboratory, and he was the manager of engineering at Bandgap Technology Corp.

APPENDIX B
UNLVRF Subcontract #RF-07-SHGR-013
Altairnano Technologies, Inc.
Budget Detail

Object Class Category	Total Budget
Personnel
Federal	90,404
Cost Share	25,093
Total Personnel	115,497

-Fringe
Federal	34,173
Cost Share	9,485
Total Fringe	43,658

Travel
Federal	4,853
Cost Share	1,347
Total Travel	6,200

Equipment
Federal	25,126
Cost Share	6,974
Total Equipment	32,100

Total Supplies
Federal	14,909
Cost Share	4,138
Total Supplies	19,047

Other Direct Costs
Federal	0
Cost Share	0
Total Other Direct Costs	0

Direct Costs
Federal	169,465
Cost Share	47,037
Total Direct Costs	216,502

Indirect Costs
Federal	187,035
Cost Share	51,913
Total Indirect Costs	238,948

Total Cost
Federal	356,500
Cost Share	98,950
TOTAL COST	455,450

APPENDIX C

UNLVRF Subcontract #RF-07-SHGR-013
Altairnano Technologies, Inc.

Reporting Requirements

Reporting Requirement	Frequency	No. of Copies
Management Reporting
1. Technical/Budget Accomplishment Report[1]	Quarterly	1
2. Special Status Report[2]	As required	1
Scientific/Technical Reporting (Reports/Products must be
submitted with appropriate DOE F 241. DOE 241 forms are
available at www.osti.gov/bridge.)
Final Scientific/Technical Report (Form DOE F 241.3)[3]	Final	1
Closeout Reporting
1. Final Invention and Patent Report[4]	Final	1
2. Property Certification[4]	Final	1
Other Reporting
Other[5]	As Required	1

___________________________

[1]
Quarterly reports should summarize technical progress against tasks and milestones and provide a budget accomplishment report (actual expenditures vs. budget plan). The report should be submitted NLT the 1& of the month 2 (for the previous quarter's activities) to the UNLVRF Point of Contact, as shown in Article 2.

[2]
Provides notice of problems, delays, or adverse conditions which materially impair the awardee's ability to meet the objectives of the award or developments that have a significant favorable impact on the project. The report must include the remedial action to be taken to correct or resolve any problem or adverse condition.

[3]
This form and instructions are available on E-link. If there is any patentable material, protected data, or SBIR/STTR data in the report, the recipient must, consistent with the data protection provisions of the grant, clearly identify patentable or protected data on each page of the report, identify such material on the cover of the report, and mark the appropriate blocks in Section K of the DOE F 241.3. Reports must not contain any proprietary data (limited rights data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

4
Patent certification (OMB No. 1902-0121) and Financial Assistance Property Certification (AA-88) are required. UNLVRF will provide detailed closeout reporting instructions, including appropriate forms, to the Subcontractor by letter upon award expiration.

[5]	Three copies of reports, reprints, conference papers, etc, must be submitted to UNLVRF for submittal to DOE as soon as possible after the event occurs (10 CFR 605.19(a) (3)).

APPENDIX D

UNLVRF Subcontract #RF-07-SHGR-013
Altairnano Technologies, Inc.

Special Terms and Conditions

SC-1 DEFINITIONS

UNLVRF means the UNLV Research Foundation and all of its authorized representatives acting in their professional capacities.

SUBCONTRACTOR means Altairnano Technologies, Inc. and all of its authorized representatives, successors, and permitted assigns.

Work means all activities required by the Subcontract documents to be performed by the SUBCONTRACTOR.

SC-2 REPORTING REQUIREMENTS

SUBCONTRACTOR shall provide technical and financial reporting in accordance with the requirements and instructions set forth in APPENDIX C, REPORTING REQUIREMENTS. Failure to comply with the reporting requirements will be considered a material noncompliance with the terms of this Subcontract. Noncompliance may result in the withholding of future payments, the suspension or termination of this Subcontract, and/or the withholding of future agreements.

A willful failure to perform, or a history of failure to perform of this Subcontract and/or other contractual documents, may also result in a debarment action to preclude future agreements.

SC-3 INDEPENDENT CONTRACTOR

For purposes of this Subcontract, SUBCONTRACTOR and its employees shall be classified as an "Independent Contractor" and not as employees of UNLVRF.

SC-4 SITE VISITS

DOE's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. Should such a site visit be scheduled, SUBCONTRACTOR must provide reasonable facilities and assistance for the safety and conveniences of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

SC-5 SUBCONTRACT MONITORING REQUIREMENT

Under the provisions of OMB Circular A-133, UNLVRF is required to monitor federally funded subcontractor activities. SUBCONTRACTOR must assure UNLVRF that it complies with applicable OMB circulars and that it will notify UNLVRF of completion of required audits and of any adverse findings which impact this Subcontract. Relevant OMB Circulars are available at: httD://www.whitehouse,cov/omb/circulars/

SC-6 STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under Grant DE-FG36-036013062. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during a project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to insure that the grant's objectives are accomplished.

SC-7 UNALLOWABLE COSTS AND LOBBYING ACTIVITIES

Subcontractors are cautioned to carefully review the allowable cost and other provisions applicable to expenditures under their particular award instruments. If financial assistance funds are spent for purposes or in amounts inconsistent with the allowable cost or any other provisions governing expenditures in the award instrument, the government may pursue a number of remedies against the recipient, including, in appropriate circumstances, recovery of such funds, termination of the award, suspension or debarment of the recipient from future awards, and criminal prosecution for false statements. The UNLVRF is subject to the provisions of OMB Circular No. A-122, Cost Principles for Non-Profit organizations.

All cost reimbursement sub-awards, including subcontracts, are subject to those Federal cost principles applicable to the SUBCONTRACTOR. OMB Circulars are available at httl2a/www.whitehouse.govlomb/circulars.

Particular care should be taken by the SUBCONTRACTOR to comply with the provisions prohibiting the expenditure of funds for lobbying and related activities. Financial assistance awards may be used to describe and promote the understanding of scientific and technical aspects of specific technologies, but not to encourage or support political activities such as the collection and dissemination of information related to potential, planned, or pending legislation.

To assist the SUBCONTRACTOR in complying with the lobbying provisions applicable to this agreement, the Department of Energy has developed a lobbying brochure entitled "What You Should Know as a Federal Employee, Contractor, Cooperative Agreement Participant, or Grantee, " which provides an overview of lobbying policies. The brochure is available on the DOE financial Assistance Home Page at: http:/Iprofessionalspr,doe.gov/ Click on "Regulations and Guidance" under "Financial Assistance Regulations."

SC-8 PERMITS AND RESPONSIBILITIES

SUBCONTRACTOR shall be responsible for obtaining any necessary licenses and/or permits and for complying with applicable federal, state, and municipal laws, codes, and regulations in connection with the execution of the work hereunder. The SUBCONTRACTOR shall take proper safety and health precautions to protect the workers, the public, the environment, and property.

SC-9 NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under Grant DE-FG36-03GO13062 should be American-made.

SC-10 PUBLIC DISCLOSURE

SUBCONTRACTOR shall not make publicity releases in connection with this Subcontract without prior review and approval of the UNLVRF. Proposed publicity releases shall be submitted to the UNLVRF Administrative Contact, as shown in Article 2, for such review and approval.
SUBCONTRACTOR is encouraged to publish or otherwise make publicly available the results of the work conducted under this subcontract. An acknowledgement of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this subcontract as follows:

Acknowledgment: "This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if application] under Award Number DE-FG36-03GO13062."

Disclaimer: "This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus product, or process disclosed, or represents that use would not infringe privately owned rights. References herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof."

SC-11 NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD

This award is intended for unclassified, publicly releasable research. Subcontractor will not be granted access to classified information. DOE does not expect that the results of the research project will involve classified information. Under certain circumstances, however, a classification review of information originated under this award may be required. The Department may review research work generated under this award at any time to determine if it requires classification.

Executive Order 12958 (60 Fed. Reg. 19,825 (1995)) states that basic scientific research information not clearly related to the national security shall not be classified. Nevertheless, some information concerning (among other things) scientific, technological, or economic matters relating to national security or cryptology may require classification. If you originate information during the course of this award that you believe requires classification under this Executive Order, you must promptly notify the Technical point of contact identified in Article 2 of this Subcontract for further instructions.

If you originate information concerning the production or utilization of special nuclear material (i.e., plutonium, uranium enriched in the isotope 233 or 235, and any other material so determined under section 51 of the Atomic Energy Act) or nuclear energy, you must promptly notify the Technical point of contact identified in Article 2 of this Subcontract for further instructions.

If DOE determines any of the information requires classification, SUBCONTRACTOR agrees that the Government/UNLVRF may terminate the award by mutual agreement in accordance with 10 CFR 600-25(d). All material deemed to be classified must be forwarded to the DOE in a manner specified by DOE.

SC-12 SEVERABILITY

In the event any one or more of the provisions of this Subcontract shall, for any reason, be held to be invalid, illegal, or unenforceable, then notwithstanding such provision, the remainder of this Subcontract shall remain in full force and effect, and such term or provision shall be deemed stricken.

SC-13 COMPLIANCE WITH BUY AMERICAN ACT
By accepting funds under this subaward, you agree to comply with Sections 2 through 4 of the Act of March 3, 1933 (41 U.S.C. 10a-10c, popularly known as the "Buy American Act"). You should review the provisions of the Act to ensure that any expenditure made under this subaward is in accordance with it.

SC-14 INDEMNIFICATION

SUBCONTRACTOR hereby acknowledges that UNLVRF is a separate nonprofit, educational, and charitable corporate entity. It does not have the power to pledge State of Nevada and or the University of Nevada, Las Vegas (UNLV) funds or credit. Further, the State of Nevada and/or UNLV cannot assume any debts of UNLVRF, and the State or Nevada and/or UNLV shall not be liable for any debts or tort liability arising from any contracts made between UNLVRF and third parties, including, but not limited to, any debts of liability arising from this Subcontract. Each party to this Subcontract shall bear responsibility for its own negligent acts to the extent allowed by law.

DOE shall not be liable for harm or damages (to persons or property) incurred by the UNLVRF or SUBCONTRACTOR in the performance of activities under this Agreement. The UNLVRF and SUBCONTRACTOR shall maintain financial coverage for potential liability.

APPENDIX E

UNLVRF Subcontract #RF-07-SHGR-013
Altairnano Technologies, Inc.

General Terms and Conditions
GC-1 EXPLANATION

These general terms and conditions do not restate all the provisions of applicable statues and regulations, nor do the represent an exhaustive listing of all requirements applicable to this grant. Rather, they highlight and are consistent with those requirements which are especially consistent with those requirements which are especially pertinent to research grants in general. They are emphasized by inclusion here because: (1) they are invoked with high frequency: (2) their violation is a matter of especially serious concern or (3) restating them in the research context will allow them to be more easily understood by the research community. In addition to these general terms and conditions, the SUBCONTRACTOR must comply with all governing requirements, including the Special Terms and Conditions identified in Appendix D.

GC-2 ORDER OF PRECEDENCE

The subcontract agreement, all documents listed therein, and subsequently issued amendments are essential parts of the subcontract and a requirement occurring in one is binding as though occurring in all. In resolving conflicts, discrepancies, errors or omissions the following order of precedence shall be used:

1.  Special Terms and Conditions
2.  General Terms and Conditions
3.  10 CFR 600
4.  Other documents, exhibits and attachments
5.  Scope of Work

GC-3 ALLOWABLE COSTSIAPPLICABLE COST PRINCIPLES

The allowability of costs for work performed under this Subcontract will be determined in accordance with the Federal cost principles applicable to the Subcontractor in effect on the date of this subaward, except as modified by other provisions of this Subcontract. The following cost principles are applicable to this Subcontract: OMB Circular A-21.

GC-4 LAWS AND REGULATIONS

All applicable Federal, State, and local laws, ordinances, statues, rules, regulations, orders of decrees in effect at the time the Work under this Subcontract is performed, shall apply to SUBCONTRACTOR and its employees and representatives.

If SUBCONTRACTOR discovers any discrepancy or inconsistency between this Subcontract and any law, ordinance, statute, rule, regulation, order, or decree, SUBCONTRACTOR shall report the same immediately, in writing, to the UNLVRF administrative contact, who will issue such further instructions as may be necessary.

If during the term of the Subcontract there are changed or new laws, ordinances, statutes, rules, regulations, orders or decrees not known or foreseeable at the time of signing this Subcontract which became effective and which affect the cost or time of performance of this Subcontract, SUBCONTRACTOR shall immediately notify UNLVRF in writing and submit detailed documentation of such effect in terms of both time and cost of performing the Subcontract.

GC-5 APPLICABLE LAW

SUBCONTRACTOR agrees to comply with all relevant local, state, and federal statutes and regulations. This Subcontract shall be governed exclusively by the laws of the State of Nevada.

GC-6 CHANGE OR ABSENCE OF THE DESIGNATED KEY PERSONNEL

UNLVRF will be notified in a change to key personnel listed in this Subcontract. UNLVRF reserves the right to approve any changes made to key personnel. In addition, any continuous absence, in excess of three (3) months, requires UNLVRF prior approval.

GC-7 CHANGES IN OBJECTIVES OR SCOPE

Any change in the objective or scope of the Subcontract requires the prior approval of UNLVRF. This includes changes in the phenomenon or phenomena under study and in the methodologies or experiences if they are a specific objective of the research work as stated in the Scope of Work.

GC-8 TRANSFER OF SUBSTANTIVE PROGRAMMATIC EFFORT

None of the substantive effort of this Subcontract's scope of work may be transferred to another organization or person without prior approval of UNLVRF. This provision does not apply to the procurement of equipment, supplies, materials, or general support services; these services may, however, be subject to other prior approval requirements.

GC-9 INTEREST AND OTHER FINANCIAL COSTS

Under no circumstances shall SUBCONTRACTOR be entitled to recover prejudgment interest or interest and other financial costs on any claims for extra costs.

GC-10 NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT

The Subcontractor shall report to UNLVRF promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this subcontract of which the Subcontractor has knowledge.

In the event of any claim or suit against UNLVRF (and the Government) on account of any alleged patent or copyright infringement arising out of the performance of this subcontract or out of the use of any supplies furnished or work or services performed under this subcontract, the Subcontractor shall furnish to UNLVRF, when requested by UNLVRF, all evidence and information in possession of the Subcontractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of UNLVRF except where the Subcontractor has agreed to indemnify UNLVRF (Government).

The Subcontractor agrees to include, and require inclusion of, this clause in all lower-tier subcontracts (at any tier) for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

GC-11 TERMINATION

Either party may, at any time during the period of this Subcontract, terminate this Agreement with or without cause, by giving thirty (30) days written notice. Notice should be sent by registered or certified mail to the appropriate Contractual Contact, as shown in Article 2. In the event of termination, the parties agree to negotiate, in good faith, the payment of any work completed prior to the date of Notice of Termination and the receipt of equipment, data, reports, or other deliverables.

GC-12 PUBLIC ACCESS TO INFORMATION

The Freedom of Information Act, as amended, and the DOE implementing regulations (10CFR1004) require DOE to release certain documents and records regarding grants to any person who provides a written request. The intended use of the information will not be a criterion for release. These requirements apply to information held by DOE and do not require grantees or their subcontractors to permit public access to their records.

Records maintained by the DOE with respect to grants are subject to the provisions of the Privacy Act and the DOE implementing regulations 10 CFR Part 1004 if those records constitute a "system of records" as defined in the Act and the regulations. Generally, records maintained by grantees and their subcontractors are not subject to these requirements.

GC-13 INTELLECTUAL PROPERTY REQUIREMENTS

Nonprofit organizations and education institutions are subject to the intellectual property requirements at 10 CRF 600.136. Additional information can be found at: http://Qc.doe.aoc/techtrans/sioo matrix.html.

GC-14 NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT

The Subcontractor shall report to UNLVRF promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this subcontract of which the Subcontractor has knowledge.

In the event of any claim or suit against UNLVRF (and the Government) on account of any alleged patent or copyright infringement arising out of the performance of this subcontract or out of the use of any supplies furnished or work or services performed under this subcontract, the Subcontractor shall furnish to UNLVRF, when requested by UNLVRF, all evidence and information in possession of the Subcontractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of UNLVRF except where the Subcontractor has agreed to indemnify UNLVRF (Government).

The Subcontractor agrees to include, and require inclusion of, this clause in all lower-tier subcontracts (at any tier) for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.